UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   July11, 2008

IMMUREBOOST, INC.
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(Exact name of registrant as specified in its charter)

Nevada	33-123774	86-1098668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification No.)

1171 Manitou Drive NW
Po Box 363
Fox Island, WA 98333
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(Address of principal executive offices) (Postal Code)

Registrant's telephone number, including area code: (253) 549-4336

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 11, 2008, the Company received the resignation of Mr. Steve Burke as the Company’s Chief Executive Officer of the Corporation.  Mr. Burke has had no disagreements with the registrant on any matter relating to the registrant’s operations, policies or practices.  A copy of the disclosures made in this Form 8K have been provided to Mr. Burke no later than the date of filing this report with the Securities and Exchange Commission.

On July 11, 2008, the Board of Directors appointed Dr Tony Jimenez to the Board of Directors of the Company.  Also on July 11, 2008, the Company accepted the resignation of Stephen L. Burke as CEO and appointed Dr. Jimenez as CEO.  There are no family relationships between Dr. Jimenez and any of the executive officers of the Company.  There are no transactions between the Company and Dr. Jimenez required to be reported hereunder.  Following is a history of Dr. Jimenez’s work experience.

A graduate of the University of Dallas with a BS in Biology/Biochemistry, Dr. Tony Jimenez graduating from the Autonomous University of Guadalajara Faculty of Medicine in Guadalajara, Mexico. He has studied complementary medicine extensively in Europe, Canada, China, Thailand, Africa, the United States, Mexico and South America.

In November 1998, he completed a distinctive seminar in the People’s Republic of China in Canton Province, specializing in intra-arterial catherization for cancer treatment. Dr. Jimenez attended a medical conference held in Nairobi, Kenya, which was presented by a Nobel Prize Recipient on Oxygen Therapy. He obtained a diploma on the use of polyatomic aphaeresis for terminally ill patients.

Presently the General Medical Director of Hope4Cancer Institute in Playas de Tijuana, Mexico as well as the Medical Director of Natural Planet USA, and Natural Planet South Africa. Dr. Jimenez has almost 16 years experience in alternative and conventional medicine, and speaks and writes both English and Spanish fluently. Dr. Jimenez offers over 20 different treatment modalities and protocols designed to support and rebuild the immune system through a variety of mechanisms. He welcomes the challenge of bringing recovery to patients suffering from all diseases, including cancer, HIV/Aids, heart disease and other chronic degenerative conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 12, 2008

Imureboost, Inc.

/s/ Stephen L. Burke

By: Stephen L. Burke

Director